VONTOBEL FUNDS, INC.
1500 FOREST AVENUE, SUITE 223
RICHMOND, VIRGINIA 23229
(800) 527-9500

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS OF THE
VONTOBEL GREATER EUROPEAN BOND FUND

TO BE HELD June 28, 2000

To Our Shareholders:

      Notice is hereby given that a Special Meeting of Shareholders of VONTOBEL GREATER EUROPEAN BOND FUND series (the "Fund") of VONTOBEL FUNDS, INC. (the
"Company"),   will   be   held   at   10:00 a.m.   Eastern   Time,   on
June 28, 2000,  at the offices of the  Company,  1500 Forest  Avenue,
Suite 223, Richmond, Virginia 23229, for the following purposes:

1. To approve or disapprove the liquidation and termination of the Fund pursuant to the Plan of Liquidation attached to the accompanying Proxy Statement as EXHIBIT A.

2. To consider and act upon any other business as may properly come before the meeting or any adjournment thereof.

      Shareholders of record at the close of business on June 9, 2000 are entitled to notice of and to vote at the meeting or any adjournment thereof.

IT IS VERY IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING. WHETHER OR NOT YOU EXPECT TO BE PRESENT, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY(S) IN THE ENCLOSED SELF-ADDRESSED, PREPAID ENVELOPE. IN ORDER TO AVOID THE ADDITIONAL EXPENSE OF FURTHER SOLICITATION, WE ASK YOUR COOPERATION IN MAILING YOUR PROXY(S) PROMPTLY.